EXHIBIT 16.1

March 15, 2013

Skkynet Cloud Systems, Inc.
20 Bay Street, Suite 1100
Toronto, ON M5J 2N8

We have received a copy of, and are in agreement with, the statements being made by Skkynet Cloud Systems, Inc. in Item 4.01 of its Form 8-K dated March 1, 2013, captioned “Changes in Registrant’s Certifying Accountant”,

We hereby consent to the filling of this letter as an exhibit to the afore mentioned Form 8-K.

Sincerely,

Hood & Associates, CPAs, P.C.